Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER (ticker: SPXF3EV6) Underlying: April 28, 2025 Pricing date: Monthly Valuation dates: April 30, 2030 Final valuation date: May 3, 2030 Maturity date: At least approximately 12.50% per annum*, paid monthly only if the closing value of the underlying is greater than or equal to its coupon barrier on the related valuation date. You are not assured of receiving any contingent coupon. Contingent coupon: 60% of the initial underlying value Coupon barrier: 60% of the initial underlying value Final barrier: If, on any trading day during the autocall period, the closing value of the underlying is greater than or equal to the initial underlying value, each security you then hold will be automatically called for redemption on the third business day immediately following that trading day (the “automatic early redemption date”) for an amount in cash equal to the $1,000 stated principal amount. If the closing value of the underlying is greater than or equal to the initial underlying value on a trading day during the autocall period that is not a valuation date, you will not receive any contingent coupon payment in respect of the period from and including the immediately preceding contingent coupon payment date to but excluding the automatic early redemption date. Automatic early redemption: The period from and including April 30, 2026 to but excluding the final valuation date Autocall period: 17333JUM0 / US17333JUM07 CUSIP / ISIN: The closing value on the pricing date Initial underlying value: The closing value on the final valuation date Final underlying value: (Current closing value - initial underlying value) / initial underlying value Underlying return: • If the final underlying value is greater than or equal to the final barrier: $1,000 • If the final underlying value is less than the final barrier value: $1,000 + ($1,000 × the underlying return on the final valuation date) If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity. Payment at maturity (if not autocalled): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated April 11, 2025 Pricing Supplement: * The actual contingent coupon rate will be determined on the pricing date. ** A ssumes that the valuation date occurs during the autocall period and that the securities have not been previously redeemed on any trading day during the autocall period. The hypotheticals assume that the contingent coupon will be set at the lowest value indicated in this offering summary. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Contingent Coupon Equity Linked Securities Linked to SPXF3EV6 Hypothetical Payment per Security for a Valuation Date Prior to the Final Valuation Date** Hypothetical Payment at Maturity Hypothetical Underlying Return on Final Valuation Date $1,000.00 100.00% $1,000.00 70.00% $1,000.00 50.00% $1,000.00 20.00% $1,000.00 0.00% $1,000.00 - 10.00% $1,000.00 - 40.00% $599.90 - 40.01% $300.00 - 70.00% $0.00 - 100.00% Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any Hypothetical Automatic Early Redemption Hypothetical Payment for Such Valuation Date Hypothetical Underlying Return on a Valuation Date Prior to the Final Valuation Date Redeemed $1,010.417 100.00% Redeemed $1,010.417 50.00% Redeemed $1,010.417 20.00% Redeemed $1,010.417 0.00% Securities not redeemed $10.417 - 10.00% Securities not redeemed $10.417 - 20.00% Securities not redeemed $10.417 - 40.00% Securities not redeemed $0.00 - 40.01% Securities not redeemed $0.00 - 70.00% Securities not redeemed $0.00 - 100.00% Hypothetical Payment at Maturity per Security

Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • You will not receive any contingent coupon following any valuation date on which the closing value of the underlying on that valuation date is less than its coupon barrier. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the underlying performs in a way that would otherwise be favorable. • If the securities are automatically redeemed on a trading day during the autocall period that is not a valuation date, you will not receive any contingent coupon payment on the automatic early redemption date. • The securities offer downside exposure, but no upside exposure, to the underlying. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates and the trading days during the autocall period. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. • The Index is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index. • The Index may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index. • The Index may be adversely affected by a time lag in its volatility targeting mechanism. • The Index may be adversely affected by a “decay” effect. • The Underlying Futures Index is expected to underperform the S&P 500 ® Index because of an implicit financing cost. • The performance of the Index will be reduced by a decrement of 6% per annum. • The Index may not fully participate in any appreciation of the Underlying Futures Index. • The Index may perform less favorably than it would if its volatility targeting mechanism were based on an alternative volatility measure, such as actual realized volatility, rather than implied volatility. • The Index may significantly underperform the S&P 500 ® Index. • The Index has limited actual performance information. • An affiliate of ours participated in the development of the Index. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.